AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 19th day of November 2015 by and among Graphic Packaging International, Inc., a Delaware corporation (“Employer”), Graphic Packaging Holding Company, a Delaware corporation (“GPHC”) and Michael P. Doss (“Executive”).
W I T N E S S E T H :
WHEREAS, until December 31, 2015, Executive was employed by Employer as its Chief Operating Officer, pursuant to the terms of an employment agreement dated November 21, 2013 (the “Prior Agreement”), under which agreement Executive was subsequently promoted to President and Chief Operating Officer;
WHEREAS, Employer and Executive have agreed that effective January 1, 2016 (the “Effective Date”), the Prior Agreement shall be terminated and of no further force and effect;
WHEREAS, Employer desires to continue to employ Executive on the terms and conditions set forth herein;
WHEREAS, Executive desires to accept such employment on the terms and conditions set forth herein;
WHEREAS, each of Employer, GPHC and Executive agrees that Executive will have a prominent role in the management of the business, and the development of the goodwill, of Employer and its Affiliates (as defined below) and will establish and develop relations and contacts with the principal customers and suppliers of Employer and its Affiliates in the United States and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, Employer and its Affiliates;
WHEREAS, (i) in the course of his employment with Employer, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of Employer and its Affiliates in the United States and the rest of the world that could be used to compete unfairly with Employer and its Affiliates; (ii) the covenants and restrictions contained in Sections 9 through 14, inclusive, are intended to protect the legitimate interests of Employer and its Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions;
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, Employer, GPHC and Executive hereby agree as follows:
1. Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs Executive, and Executive hereby accepts employment by Employer.

2.    Term; Position and Responsibilities.
(a)    Term of Employment. Unless Executive’s employment shall sooner terminate pursuant to Section 7, Employer shall employ Executive as its President and Chief Executive Officer for a three year term commencing on the Effective Date (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless, in each case, at least one hundred twenty (120) days prior to the expiration of the Initial Term or an Additional Term, either the Executive or the Employer delivers to the other a Notice of Non-Renewal, in which case this Agreement and Executive’s employment shall terminate as of the last day of the Initial Term or the Additional Term in which Notice of Non-Renewal is given to the other parties to this Agreement. A “Notice of Non-Renewal” shall mean a written notice stating Executive’s or Employer’s intention not to continue Executive’s employment and this Agreement for an Additional Term. The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period”.
(b)    Position and Responsibilities. During the Employment Period, Executive shall serve as President and Chief Executive Officer of Employer and have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive’s title and position as the Board of Directors of Employer (“Employer Board”) specifies from time to time.  Executive shall report solely and exclusively to the Employer Board (or the Chairman of the Board) and all other employees shall report directly or indirectly to Executive. Executive shall devote all of his skill, knowledge and working time to the conscientious performance of the duties and responsibilities of such position, except for (i) vacation time as set forth in Section 6(b) and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive’s duties hereunder or otherwise violate Employer’s code of conduct or similar policies, (A) such reasonable time as may be devoted to service on boards of directors of other corporations and entities, subject to the provisions of Section 10, and the fulfillment of civic responsibilities and (B) such reasonable time as may be necessary from time to time for personal matters. If so elected or designated by the respective shareholders thereof, Executive shall serve as a member of the Boards of Directors of GPHC, Employer and their respective Affiliates during the Employment Period without additional compensation.
3.    Base Salary. As compensation for the services to be performed by Executive during the Employment Period, Employer shall pay Executive a base salary at an annualized rate of $900,000, payable in installments on Employer’s regular payroll dates. Employer Board shall review Executive’s base salary annually during the Employment Period and, in its sole discretion, Employer Board may increase (but may not decrease except as provided in Section 7(d)) such base salary from time to time based upon the performance of Executive, the financial condition of Employer, prevailing industry salary levels and such other factors as Employer

Board shall consider relevant. (The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time and without regard to any reduction therefrom in accordance with the next sentence, shall hereinafter be referred to as the “Base Salary”.) The Base Salary payable under this Section 3 shall be reduced to the extent that Executive elects to defer such Base Salary under the terms of any deferred compensation, savings plan or other voluntary deferral arrangement that may be maintained or established by Employer.
4.    Incentive Compensation Arrangements.
(a)    During the Employment Period, Executive shall participate in Employer’s annual incentive compensation programs for its senior executives existing from time to time, at a level commensurate with his position and duties with Employer and based on such performance targets as may be established from time to time by Employer Board or a committee thereof. During the Employment Period, Executive’s aggregate annual Management Incentive Plan target bonus opportunity (“Target Bonus”) shall be no less than 110% of Base Salary, provided however that such Target Bonus may be reduced if a reduction in target bonus percentage is applied uniformly percentage-wise to all senior executives of Employer.
(b)    During the Employment Period, Executive shall participate in Employer’s long-term incentive compensation programs for its senior executives existing from time to time, at a level commensurate with his position and duties with Employer and based on such performance targets as may be established from time to time by Employer Board or a committee thereof. During the Employment Period, Executive’s aggregate annual target long-term incentive opportunity (“Target LTIP”) shall be no less than 400% of Base Salary, provided however that such Target LTIP may be reduced if a reduction in target LTIP percentage is applied uniformly percentage-wise to all senior executives of Employer.
5.    Employee Benefits. During the Employment Period, employee benefits, including life, medical, dental, accidental death and dismemberment, business travel accident, prescription drug and disability insurance, shall be provided to Executive in accordance with the programs of Employer then available to its senior executives, as the same may be amended and in effect from time to time. During the Employment Period, Executive shall also be entitled to participate in all of Employer’s profit sharing, deferred compensation and savings plans, as the same may be amended and in effect from time to time, applicable to senior executives of Employer. The benefits referred to in this Section 5 shall be provided to Executive on a basis that is commensurate with Executive’s position and duties with Employer hereunder and that is no less favorable than that of similarly situated employees of Employer.
6.    Expenses and Vacation.
(a)    Business Travel, Lodging, etc. Employer shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to Employer, of the incurrence and purpose of each such expense and otherwise in accordance with Employer’s business travel reimbursement policy applicable to its senior executives as in effect from time to time.

(b)    Vacation. During the Employment Period, Executive shall be entitled to five weeks of paid vacation on an annualized basis, without carryover accumulation.
7.    Termination of Employment.
(a)    Termination Due to Death or Disability. In the event that Executive’s employment hereunder terminates due to death or is terminated by Employer due to Executive’s Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(i). For purposes of this Agreement, “Disability” shall mean that the Executive shall have a mental or physical condition making him eligible for benefits under the Company’s long-term disability program then in place and applicable to Executive. Prior to any termination for Disability, the Employer shall provide such reasonable accommodation to Executive as and to the extent may be required by law.
(b)    Termination by Employer for Cause. Executive may be terminated for cause by Employer for (i) the willful failure of Executive substantially to perform his duties hereunder (other than any such failure due to Executive’s physical or mental illness) or other willful and material breach by Executive of any of his obligations hereunder, after a written demand for substantial performance has been delivered, and a reasonable opportunity to cure has been given, to Executive by Employer Board, which demand identifies in reasonable detail the manner in which Employer Board believes that Executive has not substantially performed his duties or has breached his obligations, (ii) Executive’s engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to Employer or any of its Affiliates, (iii) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or (iv) Executive’s material violation of the requirements of federal or state securities law, rule or regulation, in cases involving fraud or deceit, or violation of Employer’s insider trading policy. Any item of conduct in the previous sentence shall constitute “Cause.” Executive’s conduct need not result in monetary or financial loss to constitute Cause. Executive shall be permitted to attend a meeting of Employer Board within 30 days after delivery to him of a Notice of Termination (as defined below) pursuant to this Section 7(b) to explain why he should not be terminated for Cause and, if following any such explanation by Executive, Employer Board determines that Employer does not have Cause to terminate Executive’s employment, any such prior Notice of Termination delivered to Executive shall thereupon be withdrawn and of no further force or effect.
(c)    Termination Without Cause. A termination “Without Cause” shall mean a termination of employment by Employer other than pursuant to Section 7(a), Section 7(b) or non-renewal of this Agreement by Employer pursuant to Sections 2(a) and 7(e).
(d)    Termination by Executive. Executive may terminate his employment for any reason. A termination of employment by Executive for “Good Reason” shall mean a termination by Executive of his employment with Employer following the occurrence, without Executive’s consent, of any of the following events: (i) any material diminution or curtailment in Executive’s duties, responsibilities or reporting relationships as set forth in Section 2(b), (ii) a material reduction in the rate of Executive’s Base Salary, unless the reduction does not exceed ten percent (10%) and is applied uniformly percentage-wise to all executive officers, (iii) a material breach by Employer of any of its obligations hereunder, including the failure of Employer to obtain the assumption of this Agreement by any Successor (as defined below) to Employer as contemplated by Section 15, or (iv) the relocation of Executive’s primary office to a location more than 50 miles from the location of Executive’s primary office on the Effective Date. A termination by Executive shall not constitute termination for Good Reason unless (x) Executive shall first have delivered to Employer written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 30 days after the initial occurrence of such event), (y) there shall have passed a reasonable time (not less than 30 days) within which Employer may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive, and (z) Executive’s Separation from Service (as defined below) occurs not later than two years following the initial existence of one or more of the conditions giving rise to Good Reason. Good Reason shall not include Executive’s death or disability or non-renewal of this Agreement by Executive pursuant to Sections 2(a) and 7(e).
(e)    Termination Due to Non-Renewal. Either Executive or Employer may terminate this Agreement and Executive’s employment upon delivery to the other of a Notice of Non-Renewal at least one hundred twenty (120) days prior to the expiration of the Initial Term or an Additional Term, in which case this Agreement and Executive’s employment shall terminate as of the last day of the Initial Term or the Additional Term in which Notice of Non-Renewal is given to the other parties to this Agreement.
(f)    Notice of Termination. Any termination by Employer pursuant to Section 7(a), 7(b) or 7(c), or by Executive pursuant to Section 7(d), shall be communicated by a written Notice of Termination addressed to the other parties to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive’s employment with Employer has been or will be terminated.
(g)    Notice of Non-Renewal. Any termination of Executive’s employment by Executive or Employer pursuant to Sections 2(a) and 7(e) shall be communicated by a written Notice of Non-Renewal addressed to the other parties to this Agreement.

(h)    Payments and Benefits Upon Separation from Service by Employer Due to Non-Renewal, by Employer Without Cause or by Executive for Good Reason.
(i)    Subject to Section 7(h)(iii), in the event of a termination of Executive’s employment by Employer Without Cause during the Employment Period, a termination by Executive of his employment for Good Reason during the Employment Period, or a termination by Employer due to non-renewal, in each case prior to a Change in Control (as defined below), the following shall apply:
(A)    Employer shall pay to Executive an amount equal to the sum of (1) one (1) year’s Base Salary, and (2) the Executive’s Target

Bonus for the calendar year in which the Date of Termination (as defined below) occurs;
(B)    Employer shall pay to Executive an amount equal to the product of (1) the amount of incentive compensation that would have been payable to Executive for the calendar year in which the Date of Termination occurs if Executive had remained employed for the entire calendar year based on the actual performance of the GPHC plan metrics, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such calendar year through and including the Date of Termination and the denominator of which is 365 (such product, the “Pro Rata Actual Bonus”);
(C)    On the Date of Termination, Executive shall vest in any unvested “Cliff-Vesting Equity Awards” granted to Executive on or following the date of this Agreement and held by Executive as of the Date of Termination in an amount equal to the “Daily Pro-Rata Amount.” A “Cliff-Vesting Equity Award” shall mean a time-based equity award that vests in full on a single date. With respect to Cliff-Vesting Equity Awards, the Daily Pro-Rata Amount means the number of shares of common stock (rounded to the nearest whole number) equal to the product of (1) the total number of unvested shares of common stock subject to the Cliff-Vesting Equity Award, multiplied by (2) a fraction, the numerator of which is the number of days between the date the Cliff-Vesting Equity Award was granted (the “Grant Date”) and the Date of Termination (through and including the Date of Termination), and the denominator of which is the number of days between the Grant Date and the date on which the Cliff-Vesting Equity Award would have vested absent Executive’s termination of employment (provided, however, that the number of days counted for the denominator shall not include the additional day included in any leap year occurring during the vesting period). Any portion of any Time-Based Equity Award that does not vest pursuant to this Agreement or pursuant to the terms of any other applicable award agreement shall be immediately forfeited on the Date of Termination;
(D)    Executive shall vest in any unvested performance-based equity awards granted to Executive on or following the date of this Agreement and held by Executive as of the Date of Termination (“Performance-Based Equity Awards”), at such time as Executive would have vested in such Performance-Based Equity Awards absent a termination of employment, and in an amount equal to the Daily Pro-Rata Amount. With respect to Performance-Based Equity Awards, the Daily Pro-Rata Amount means the number of shares of common stock (rounded to the nearest whole number) equal to the product of (1) the number of shares of common stock subject to the Performance-Based Equity Award that would otherwise have been earned on the basis of actual performance at the end of any applicable performance period absent Executive’s termination of employment (if any), multiplied by (2) a fraction, the numerator of which is the number of days between the Grant Date and the Date of Termination (through and including the Date of Termination), and the denominator of which is the number of days between the Grant Date and the date on which the shares of common stock subject to the Performance-Based Equity Award would have vested (if any) absent Executive’s termination of employment (provided, however, that the number of days counted for the denominator shall not include the additional day included in any leap year occurring during the vesting period). Any portion of any Performance-Based Equity Award that does not vest pursuant to this Agreement or pursuant to the terms of any other applicable award agreement shall be forfeited; and
(E)    To the extent Executive is granted equity awards on or following the date of this Agreement that are not Cliff-Vesting Equity Awards or Performance-Based Equity Awards, Executive shall vest in any such unvested equity awards as of the Date of Termination as if Executive was retirement eligible under the applicable form award agreements approved by the Compensation Committee of the Employer Board (the “Compensation Committee”) for such other equity awards, without regard to Executive’s actual age and/or years of service as of the Date of Termination.
(ii)    Subject to Section 7(h)(iii), in the event of a termination of Executive’s employment by Employer Without Cause during the Employment Period, a termination by Executive of his employment for Good Reason during the Employment Period, or a termination by Employer due to non-renewal, in each case within one (1) year following a Change in Control (as defined below), the following shall apply:
(A)    Employer shall pay to Executive an amount equal to the product of two (2), multiplied by the sum of (1) one (1) year’s Base Salary, and (2) the Executive’s Target Bonus for the calendar year in which the Date of Termination occurs;
(B)    Employer shall pay to Executive an amount equal to the product of (1) the amount of incentive compensation that would have been payable to Executive for the calendar year in which the Date of Termination occurs if Executive had remained employed for the entire calendar year and assuming that all applicable performance criteria had been achieved at the target levels, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such calendar year through and including the Date of Termination and the denominator of which is 365 (such product, the “Pro Rata Target Bonus”); and
(C)    On the Date of Termination, Executive shall vest in any unvested equity awards in accordance with the terms of the applicable plan and award agreements; provided, however, if there is a change in control under the terms of any such applicable plan and award agreements and Executive’s vesting in Executive’s equity awards would occur pursuant to the terms of such applicable plan and award agreements before Executive’s Date of Termination, Executive shall vest in any unvested equity awards at the time and in the manner called for under such applicable plan and award agreements notwithstanding any other provisions of this Agreement.
(iii)    Notwithstanding anything in this Agreement to the contrary, no amounts or benefits shall be paid or distributed pursuant to this Section 7(h) unless and until Executive has incurred a Separation from Service (as defined below) from Employer. This provision does not prohibit Executive’s entitlement to any amount due to a termination of Executive’s employment, as provided in this Section 7(h); it simply delays the payment or distribution date until such occurrence. As used herein, the term “Separation from Service” means a separation from service as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations (without giving effect to any elective provisions that may be available under such definition). After Executive’s Separation from Service, Executive shall have up to 45 days to execute and not revoke a general release substantially in the form attached hereto as Exhibit A (the “Release”). If Executive fails to sign the Release or revokes the Release, any payments or other benefits under Section 7(h) otherwise due are forfeited. With respect to amounts subject to Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (“Code Section 409A”), if the period between Executive’s Separation from Service and a payment commencement date under this Section 7(h) could span two (2) taxable years of Executive, such payment commencement date will be the first payroll date in the second such taxable year that satisfies all requirements for a payment commencement, including execution and nonrevocation of a general release.
(iv)    Payments pursuant to this Section 7(h) shall be made as follows: (A) on Employer’s first normal payroll date occurring during the seventh (7th) month following the Date of Separation from Service, one-half of the amounts due under Section 7(h)(i)(A) or the full amount due under Section 7(h)(ii)(A) above, shall be paid to Executive; and (B) the remaining half of any amounts due Executive under Section 7(h)(i)(A) shall be payable in equal installments on each of Employer’s subsequent regular payroll dates occurring on or prior to the twenty-four (24) month anniversary of the Date of Separation from Service;

provided, however, that if the Change in Control is not a “Change in Control Event” within the meaning of Section 409A of the Code, then the amounts due to Executive under Section 7(h)(ii)(A) shall be paid to Executive at the same time and in the same form as the amounts due to executive under Section 7(h)(i)(A). The amounts due Executive under Section 7(h)(i)(B) or 7(h)(ii)(B) above shall be paid in full upon the later of (x) Employer’s first normal payroll date occurring during the seventh month following the date of Executive’s Separation from Service, or (y) the date in the calendar year following the year to which the bonus relates on which the incentive compensation is paid to Employer’s senior executives (but in no event later than March 15 of such payment year).
(v)    If Executive is entitled to payments pursuant to Section 7(h)(i), then for the period beginning on the Date of Separation from Service and ending on the first anniversary of the date of Executive’s Separation from Service (the “Severance Period”), Employer shall (x) continue to provide to Executive the life, medical, dental, and prescription drug benefits referred to in Section 5 on the same terms then available to Employer’s senior executives (the “Continued Benefits”) and (y) pay for outplacement and career counseling services for Executive by a firm selected by Employer for an aggregate amount not in excess of $25,000. If Executive is entitled to payments pursuant to Section 7(h)(ii), the Severance Period shall begin on the Date of Separation from Service and end on the second anniversary of the date of Executive’s Separation from Service (and the Employer shall provide the benefits described in (x) and (y) above throughout the Severance Period). To be eligible for continuation of medical, dental and prescription drug benefits, the Executive must elect continuation of group benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA) by completing the application and returning it to the COBRA Administrator by the deadline specified in the application. Employer will subsidize the Executive’s COBRA premiums during the Severance Period. The Employer subsidy will end upon the earlier of the last day of the Severance Period or the day COBRA coverage ends for any reason, including loss of plan eligibility under plan terms or applicable law; or qualification for benefits with another employer. During the Severance Period, Executive will make the same contributions as required of active employees, with said contributions being paid directly to Employer’s COBRA Administrator on an after-tax basis. The Severance Period will count against the Executive’s total COBRA continuation period. To the extent that subsidized healthcare coverage provided to Executive hereunder is treated as discriminatory in favor of a highly compensated individual under Code Section 105(h), Employer will report the amount of the subsidy as taxable income on Executive’s IRS Form W-2 for such year.
(vi)    Executive shall not have a duty to mitigate the costs to Employer under this Section 7(h), except that Continued Benefits shall be reduced or canceled to the extent of any comparable benefit coverage earned by (whether or not paid currently) or offered to Executive during the Severance Period by a subsequent employer or other Person (as defined below) for which Executive performs services, including but not limited to consulting services.
(vii)    The benefits provided Executive pursuant to this Section 7(h) are made in lieu of any payments or benefits, and Executive shall not be entitled to receive any payments or benefits, pursuant to any plan, policy, program or practice providing any bonus, annual incentive or severance compensation. Notwithstanding the foregoing provisions of this Section 7, if and to the extent that amounts payable under this Section are deemed, for purposes of Code Section 409A, to be in substitution of amounts previously payable under another arrangement with respect to Executive, such payments hereunder will be made at the same time(s) and in the same form(s) as such amounts would have been payable under the other arrangement, to the extent required to comply with Code Section 409A.

(i)    Payments and Benefits Upon Executive’s Death or Disability, Separation from Service by Employer With Cause, Separation from Service by Executive Without Good Reason, or Separation from Service by Executive Due to Non-Renewal. If Executive’s employment shall terminate upon his death or Disability or if Employer shall terminate Executive’s employment for Cause or Executive shall terminate his employment without Good Reason during the Employment Period or if Executive shall terminate his employment due to non-renewal of this Agreement pursuant to Sections 2(a) and 7(e), Employer shall pay Executive his full Base Salary through the Date of Termination; plus, in the case of termination upon Executive’s death or Disability, a Pro Rata Target Bonus within 60 days following such death or Separation from Service, calculated assuming target performance under applicable financial metrics; plus, in the case of termination upon Executive’s death, his full Base Salary for the remainder of the pay period in which death occurs and for one month thereafter. The benefits provided to Executive pursuant to this Section 7(i) are made in lieu of any other payments or benefits payable pursuant to any other plan, policy, program or practice providing for benefits upon a Separation from Service, and Executive shall not be entitled to receive any payments or benefits, pursuant to any plan, policy, program or practice providing any bonus or annual incentive compensation.
(j)    Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated by Employer for Cause, the date on which Notice of Termination is given as contemplated by Section 7(f) or, if later, the date of termination specified in such Notice, (iii) if Executive’s employment is terminated by Executive or Employer due to non-renewal, the last day of the Initial Term or the Additional Term in which Notice of Non-Renewal is given as contemplated by Section 7(g), or (iv) if Executive’s employment is terminated by Employer Without Cause, due to Executive’s Disability or by Executive for any reason, the date that is 30 days after the date on which Notice of Termination is given as contemplated by Section 7(f) or, if no such Notice is given, 30 days after the date of termination of employment.
(k)    Resignation upon Termination. Unless otherwise mutually agreed by the parties, effective as of any Date of Termination under this Section 7 or otherwise as of the date of Executive’s termination of employment with Employer, Executive shall resign, in writing, from all Board memberships and other positions then held by him with GPHC, Employer and their respective Affiliates.
8.    Nondisparagement. Executive agrees not to disparage Employer, GPHC, or the subsidiaries thereof, or the, officers or directors of any of them, during the Employment Period or thereafter. The officers and directors of Employer and GPHC during the Employment Period and thereafter will not disparage Executive. Notwithstanding anything herein to the contrary, nothing in this Section 8 shall be construed to limit Executive’s, Employer’s or GPHC’s ability to provide truthful testimony or information to any governmental agency if compelled to do so by a court of competent jurisdiction.
9.    Unauthorized Disclosure. During the period of Executive’s employment with Employer and the three-year period following any termination of such employment, without Employer’s prior written consent, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his best efforts to consult with Employer prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board of Directors of GPHC, Employer or any of their respective Affiliates or to management of GPHC, Employer or any of their respective Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to GPHC, Employer or any of their respective Affiliates or (b) that GPHC, Employer or any of their respective Affiliates may receive belonging to suppliers, customers or others who do business with GPHC, Employer or any of their respective Affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive’s breach of this Section 9); provided however that nothing in this Agreement shall be construed to limit Executive’s ability to provide information to any governmental agency. The obligations in this paragraph are in addition to, and in no way restrict or operate as a waiver of, statutory or common law protection of trade secrets, as defined by law.
10.    Non‑Competition. The Executive acknowledges and agrees that he is engaged in business with the Employer in a global market. Therefore, during the period of Executive’s employment with Employer and for one year following the date of Executive’s Separation from Service, Executive shall not, directly or indirectly, become employed or otherwise serve in a management capacity for, including as a consultant providing services in a management capacity, or a director of, or provide other financial, operational or strategic assistance to (including providing any assistance to any private equity fund, hedge fund, or other financial entity investing in or actively contemplating an investment in), any business engaged in the manufacture, sales or converting of paperboard and paperboard packaging in the United States, European Union, Asia, Brazil or any other jurisdiction in which Employer does business at the time of Executive’s Separation from Service, including, without limitation: Caraustar, Paperworks, Malnove, Georgia Pacific (Paperboard Division only), International Paper (Consumer Packaging Division only), WestRock, Metsa,  Inline Packaging, Klabin, Mayr Melnhof, Van Genechten and A&R Packaging or any of their subsidiaries or successors.
11.    Non‑Solicitation of Employees. For one year following the date of Executive’s Separation from Service, Executive shall not, directly or indirectly, for his own account or for the account of any other Person, solicit for employment, employ or otherwise interfere with the relationship of GPHC, Employer or any of their respective subsidiaries with, any person who is employed by GPHC, Employer or any of their current subsidiaries.
12.    Non‑Solicitation of Customers. The Executive acknowledges and agrees that he or she is engaged in business with the Employer in a global customer market. For one year following the date of Executive’s Separation from Service, Executive shall not, directly or indirectly, for his own account or for the account of any other Person anywhere in the United States, Europe, Canada or Mexico, solicit or otherwise attempt to establish any business relationship for purposes of engaging in the manufacture, sales or converting of paperboard and paperboard packaging with any Person who is or was a Customer, client or distributor of GPHC or Employer or any of their Affiliates at any time within the three years prior to Executive’s Date of Termination.
13.    Return of Documents. In the event of the termination of Executive’s employment for any reason, Executive shall deliver to Employer all of (a) the property of each of GPHC, Employer and their respective Affiliates and (b) the non-personal documents and data of any nature and in whatever medium of each of GPHC, Employer and their respective Affiliates, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information. Whether documents or data are “personal” or “non‑personal” shall be determined as follows: Executive shall present any documents or data that he wishes to take with him to the chief legal officer of Employer for his review. The chief legal officer shall make an initial determination whether any such documents or data are personal or non-personal, and with respect to such documents or data that he determines to be non-personal, shall notify Executive either that such documents or data must be retained by Employer or that Employer must make and retain a copy thereof before Executive may take such documents or data with him/her.
14.    Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Sections 9, 10, 11, 12, 13, and 14 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore,

Executive agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have. Executive hereby irrevocably submits to the jurisdiction of the superior courts of Cobb County, Georgia and the federal courts of the Northern District of Georgia, in respect of the injunctive remedies set forth in this Section 14 and the interpretation and enforcement of Sections 9, 10, 11, 12, 13, and 14 insofar as such interpretation and enforcement relate to any request or application for injunctive relief or damages connected therewith in accordance with the provisions of this Section 14, and the parties hereto hereby irrevocably waive any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief or damages connected therewith in a suit or proceeding brought before such a court in accordance with the provisions of this Section 14. All disputes not relating to any request or application for injunctive relief or damages connected therewith in accordance with this Section 14 shall be resolved by arbitration in accordance with Section 19(b).
15.    Assumption of Agreement. Employer shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as Executive would be entitled hereunder if Employer had terminated Executive’s employment Without Cause as described in Section 7, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.
16.    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in the Prior Agreement and any other prior employment, consulting or similar agreement entered into by Executive and Employer or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.
17.    Indemnification. Employer hereby agrees that it shall indemnify and hold harmless Executive to the fullest extent permitted by Delaware law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses (including reasonable attorneys’ fees) incurred in defense of litigation, including arbitration, arising out of the employment of Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive. Costs and expenses incurred by Executive in defense of such litigation (including attorneys’ fees) shall be paid by Employer in advance of the final disposition of such litigation upon receipt by Employer of (a) a written request for payment,

(b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under Delaware law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by Employer under this Agreement, including but not limited to as a result of such exception.
18.    Code Section 409A.
(a)    General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Code Section 409A. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither Employer nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Code Section 409A.
(b)    Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A would otherwise be payable or distributable under this Agreement by reason of Executive’s Separation from Service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by Employer under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
(i)    the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s Separation from Service will be accumulated through and paid or provided on the first normal payroll date in the seventh month following Executive’s Separation from Service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and
(ii)    the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.
For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A: provided, however, that Employer’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of Employer, including this Agreement.

(c)    Treatment of Installment Payments. Each payment of termination benefits under Section 7(h) of this Agreement, including, without limitation, each installment payment and each provision of, or payment or reimbursement of premiums for, the Continued Benefits under Section 7(h)(v), shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Code Section 409A.
(d)    Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under Sections 6(a), 7(h)(v), 19(b) or otherwise and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year (other than the outplacement benefits under Section 7(h)(v)(y)), and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights to payment or reimbursement of expenses pursuant to Section 19(b) shall expire at the end of the 20 years after the Date of Termination. No right of Executive to reimbursement of expenses under Sections 6(a), 7(h)(v), 19(b) or otherwise shall be subject to liquidation or exchange for another benefit.
19.    Miscellaneous.
(a)    Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of Employer, GPHC and their respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 19(a). Each of GPHC and Employer may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to Employer shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 15.
(b)    Arbitration. Any dispute or controversy arising under or in connection with this Agreement (except in connection with any request or application for injunctive relief or damages connected therewith in accordance with Section 14) shall be resolved by binding arbitration. The arbitration shall be held in the city of Atlanta, Georgia and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both Employer and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by Employer, one appointed by Executive, and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by the party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions, except that, in the event Executive prevails on the principal issues of such dispute or controversy, all such expenses shall be borne by Employer.
(c)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflicts of laws.

(d)    Taxes. Employer may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.
(e)    Potential Reduction in Payments.
(i)    Notwithstanding anything in this Agreement to the contrary, if any payment, distribution, or other benefit provided by Employer to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this Section 19(e) would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the “Excise Tax”), then the Payments shall be either: (A) delivered in full pursuant to the terms of this Agreement, or (B) delivered to such lesser extent as would result in no portion of the payment being subject to the Excise Tax as determined in accordance with Section 19(e)(ii).
(ii)    The determination of whether Section 19(e)(i)(A) or Section 19(e)(i)(B) shall be given effect shall be made by Employer on the basis of which of such clauses results in the receipt by Executive of the greater Net After-Tax Receipt (as defined below) of the aggregate Payments. The term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

(iii)    If Section 19(e)(i)(B) is given effect, the reduction shall be accomplished in accordance with Section 409A of the Code and the following: first by reducing, on a pro rata basis, cash Payments payable pursuant to this Agreement and then by forfeiting any equity-based awards that vest and become payable, starting with the most recent equity-based awards that vest, to the extent necessary to accomplish such reduction.
(iv)    Unless Employer and Executive otherwise agree in writing, any determination required under this Section 19(e) shall be made by Employer’s independent accountants or compensation consultants (the “Third Party”), and all such determinations shall be conclusive, final and binding on the parties hereto. Employer and Executive shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 19(e). Employer shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 19.
(f)    Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by Employer Board or a

Person authorized thereby and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations of GPHC, is approved by the Board of Directors of GPHC or a Person authorized thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.
(g)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
(h)    Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first‑class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)     If to Employer or GPHC, to it at:

1500 Riveredge Parkway, N.W.
Suite 100, 9th Floor
Atlanta, Georgia 30328
Attention: General Counsel

(B)    if to Executive, to him at his residential address as currently on file with Employer.

(i)    Voluntary Agreement; No Conflicts. Executive, Employer and GPHC each represent that they are entering into this Agreement voluntarily and that Executive’s employment hereunder and each party’s compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by such party of any agreement to which he/she or it is a party or by which he/she or it or his or its properties or assets may be bound.
(j)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(k)    Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.
(l)    Certain Definitions.
“Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.
“Change in Control” shall mean any of the following events:
(1)    The acquisition by any Person of Beneficial Ownership (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of GPHC entitled to vote generally in the election of Employer Board (the “Outstanding GPHC Voting Securities”); provided, however, that for purposes of this section, the following acquisitions shall not constitute a Change of Control: (i) any acquisition by a Person who on the Effective Date is the Beneficial Owner of thirty percent (30%) or more of the Outstanding GPHC Voting Securities, (ii) any acquisition by GPHC or any of its Subsidiaries, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by GPHC or any of its Subsidiaries, (iv) any acquisition by a shareholder who is a party to the Stockholders Agreement, dated July 7, 2007, or (v) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (x), (y), and (z) of Section (3) below;
(2)    Individuals who constitute the Employer’s Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Employer Board, provided that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by GPHC’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the Directors of GPHC or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Employer Board;
(3)    Consummation of a reorganization, merger, or consolidation to which GPHC is a party (a “Business Combination”), in each case unless, following such Business Combination: (x) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding GPHC Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of Directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns GPHC either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding GPHC Voting Securities; and (y) no Person (excluding any Successor Entity or any employee benefit plan, or related trust, of Employer or such Successor Entity) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (z) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso to paragraph (2) of this section) at the time of the execution of the initial agreement or of the action of the Employer Board providing for such Business Combination;
(4)    The sale, transfer or other disposition of all or substantially all of the assets of GPHC; or
(5)    Approval by the shareholders of GPHC of a complete liquidation or dissolution of GPHC.
“Control”: with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
“Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.
“Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.
“Successor”: of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person is transferred.
IN WITNESS WHEREOF, Employer and GPHC have duly executed this Agreement by their authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

GRAPHIC PACKAGING HOLDING COMPANY

By:	/s/ Carla J. Chaney
Carla J. Chaney
Senior Vice President, Human Resources

GRAPHIC PACKAGING INTERNATIONAL, INC.

By:	/s/ Carla J. Chaney
Carla J. Chaney
Senior Vice President, Human Resources

Executive:

/s/ Michael P. Doss
Michael P. Doss

EXHIBIT A: FORM OF RELEASE

RELEASE AGREEMENT

I, Michael P. Doss, acknowledge I have had a reasonable opportunity to carefully review and consider the termination benefits (the “Benefits”) being offered to me pursuant to my employment agreement with Graphics Packaging International, Inc., and Graphics Packaging Holding Company (“Employer”) dated November 19, 2015 (my “Employment Agreement”). I understand and acknowledge that I was provided with a copy of this Release Agreement for my consideration on _____ , _____.

I understand the consequences of agreeing to this Release Agreement and accepting the Benefits. I enter into this Release Agreement freely and voluntarily. No person has pressured me or used duress to affect my decision. I do not need more time to deliberate.

I understand that my employment with Employer ended on ____________, ____ (“Termination Date” or “Date of Separation from Service”) pursuant to Section ____ of my Employment Agreement. In consideration for the Benefits, I forever waive any right I may have to further employment with Employer.

In consideration for the promises set forth in this Release Agreement and in accordance with Section ____ of my Employment Agreement, Employer agrees to pay me the Benefits set forth in such Section of my Employment Agreement. I will receive the Benefits in accordance with the terms of my Employment Agreement. I understand that required deductions for federal, state and local taxes will be made from the Benefits, as applicable. In addition, I understand that previously agreed to deductions for monies owed by me to the Employer will be made from any payments made to me. I acknowledge and agree that I am not entitled to receive any Benefit unless I sign this Release Agreement. These Benefits are adequate and sufficient consideration in excess of anything of value to which I am already entitled as an employee. I also acknowledge that, other than the Benefits described in my Employment Agreement, I am not entitled to any additional severance payments or benefits.

All other employee benefits provided by Employer in which I participate, and that are not specifically listed above or in my Employment Agreement, will terminate on the date coverage ends under the respective benefits plans. I will be entitled to receive benefits which are vested and accrued prior to the Termination Date under the employee benefit plans in which I participate, and nothing in this Release Agreement will prevent me from enforcing any rights I have to recover vested benefits under the Employee Retirement Income Security Act of 1974, as amended.

I understand this is a complete and general release with respect to my employment with Employer. In exchange for the Benefits, which I acknowledge are sufficient, I, for myself, my heirs, executors, administrators, successors and assigns, release and forever discharge and promise not to sue Employer and any of its directors, officers, employees, agents, servants, insurers, predecessors, assigns, successors, contractors, attorneys or any other entities with respect to any and all Claims that I now have, or any Claims whatsoever which may hereafter accrue, on account of the events, circumstances or occurrences related to my employment with Employer up to and including the date on which I sign this Release Agreement (“Released Claims”). The Released Claims include, but are not limited to:

▪
Claims based on any oral, written, or implied contract, breach of contract; breach of the duty of loyalty; breach of the covenant of good faith and fair dealing; tort (including tortuous interference with business or contractual relations); conversion; misappropriation; unjust enrichment; wrongful discharge; fraud; defamation; retaliation; and

▪	Claims for invasion of privacy; negligent retention, hiring, and supervision; promissory estoppel, violation of public policy; and

▪
Claims for the violation of any federal, state or local law, including, but not limited to, Claims under the Age Discrimination in Employment Act, of 1967, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000-e, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Civil Rights Act of 1866, 42 U.S.C. §§ 1981 through 1988; the Civil Rights Act of 1991, 42 U.S.C. § 1981a, et seq.; and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2102, et seq.

I hereby covenant not to hereafter sue or to authorize anyone else to file a lawsuit on my behalf against Employer, and I agree not to become a member of any class suing Employer, on any claims released herein. Although I understand that I may assist in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other governmental body, I covenant and agree not to accept, recover, or receive any damages or any other form of relief that may arise out of or in connection with any administrative remedies pursued by any other person or any federal, state, or local governmental agency or class representative on any claims released herein. In addition, I agree not to induce, incite, or encourage claims of any nature against Employer.

I am not releasing rights or Claims that may arise after the date this Release Agreement is signed by me or that cannot by law be released. For purposes of this Release Agreement, “Claims” includes, but is not limited to, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, costs, attorney fees, losses, expenses and demands whatsoever, at law or in equity, or before any federal, state or local administrative agency, whether known or unknown, whether contingent or certain.

I agree that Employer may assign its rights and privileges under this Release Agreement without my express consent, and Employer’s rights under this Release Agreement will automatically inure to the benefit of any successor of Employer.

I also agree that on or before the Termination Date, I will return to my immediate supervisor all property that I know or should know to be property of Employer, including but not limited to keys, access cards, electronics, storage media, machinery and documents related to Employer business or customer information. I also agree immediately to cease the use of all Employer-issued credit cards and to make payment of any and all outstanding balances in accordance with cardholder agreements and the time limitations contained therein. No later than twenty-one (21) days after my Termination Date, I will submit to Employer all expense statements and receipts related to any Employer-authorized expenses, and, if charged to Employer credit cards, to use any reimbursement payments for the purpose of paying such charges.

I agree that I will remain reasonably available at Employer’s request to provide support, consultation, assistance and cooperation as needed to facilitate the smooth transition of the duties associated with my former position with Employer. I also agree that I will cooperate with Employer and its attorneys in the prosecution or defense of any litigation, or matters concerning which litigation subsequently arises, which occurred or accrued during my employment, other than litigation or matters in which I am adverse to Employer. Employer agrees that I will be reasonably compensated for my time in connection with, and reimbursed for reasonable expenses incurred through, such cooperation.

I agree that this Release Agreement does not cancel or eliminate any obligations that I may have under any separate agreement with Employer that restricts my post-employment activities or requires me to repay funds advanced by Employer to me or on my behalf.

I agree that, in consideration for the Benefits herein, I will remain in compliance with the restrictive covenants and related provisions set forth in Sections 8 through 14 of my Employment Agreement, which are each hereby incorporated by reference.

I further agree that, if any part or provision of this Release Agreement is deemed by any court to be unlawful or void or voidable for any reason, the remainder shall remain in full force and effect.

This Release Agreement may be executed in several counterparts and all counterparts will constitute the agreement of the parties. Facsimile copies of signatures will constitute original signatures for all purposes of this Release Agreement and any enforcement of this Release Agreement. No party to this Release Agreement will raise the use of a facsimile machine or other electronic means to deliver a signature as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

I agree that this Release Agreement is written in plain and understandable language and that I have read and understood it. I understand that I have the right to consult with an attorney before executing this Release Agreement and that I have been urged to do so. I agree that I have been provided with at least forty-five (45) days to consider whether I want to accept the terms of this Release Agreement. I understand that if I agree to this Release Agreement, I may revoke the Release Agreement up to seven (7) calendar days after signing it by delivering in any manner, including by email or facsimile, a written notice of revocation to Carla J. Chaney, Senior Vice President, Human Resources, Graphic Packaging International, Inc., 1500 RiverEdge Parkway, N.W., Suite 100, 9th Floor, Atlanta, Georgia 30328, and that, to be effective, any written notice of revocation must be received by the Senior Vice President, Human Resources no later than the close of business on the seventh day after I sign this Release Agreement. I further understand that this Release Agreement shall not become enforceable until the revocation period has expired.

DATED: _______________________    __        ___________________________________
    (This Release Agreement must be signed,    Michael P. Doss
dated and returned on or after the
Termination Date.)

Employee Address:
Michael P. Doss
______________

______________
HDQ---Atlanta, Georgia
-------------------------------------------------------------------------------------------------------------------------------

GRAPHIC PACKAGING INTERNATIONAL, INC.

DATED:_________________________    ____________________________________
By:    Carla J. Chaney
Senior Vice President, Human Resources

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